Exhibit 10.6

SEATTLE GENETICS, INC.

STOCK UNIT GRANT NOTICE FOR NON-US PARTICIPANTS

(AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN)

Seattle Genetics, Inc. (the “Company”), pursuant to its Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and Long Term Incentive Plan for EV and TV (the “LTIP”), hereby awards to Participant a Stock Unit Award for the number of stock units set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan, the LTIP and the Stock Unit Agreement (including any special terms and conditions for Participant’s country set forth in the attached appendix (the “Appendix”)), all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Stock Unit Agreement. Except as explicitly provided herein, in the event of any conflict between the terms herein and in the Plan, the LTIP and the Stock Unit Agreement, the terms of the Plan shall control.

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%

Date of Grant:	%%OPTION_DATE,‘MM/DD/YYYY’%-%

Vesting Date:	Set forth in Section 2 of the Stock Unit Agreement

Number of Stock Units

Subject to Award:	%%TOTAL_SHARES_GRANTED,‘999,999,999’%-%

Consideration:	Participant’s Services

Vesting Schedule:	The vesting schedule is set forth in Section 2 of the Stock Unit Agreement.

Issuance Schedule:	The shares of Common Stock to be issued in respect of the Award will be issued in accordance with the issuance schedule set forth in Section 6 of the Stock Unit Agreement.

Sell to Cover Election:	By accepting this Award, Participant hereby: (1) elects, effective on the date Participant accepts this Award, to sell shares of Common Stock issued in respect of the Award in an amount determined in accordance with Section 10(b) of the Stock Unit Agreement, and to allow the Agent to remit the cash proceeds of such sale to the Company as more specifically set forth in Section 10(b) of the Stock Unit Agreement (a “Sell to Cover”); (2) directs the Company to make a cash payment to satisfy the Withholding Obligation from the cash proceeds of such sale directly to the appropriate taxing authorities; and (3) represents and warrants that (i) Participant has carefully reviewed Section 10(b) of the Stock Unit Agreement, (ii) on the date Participant accepts this Award he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Common Stock effected by the Agent pursuant to the Stock Unit Agreement, and is entering into the Stock Unit Agreement and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws), and (iii) it is Participant’s intent that this election to Sell to Cover and Section 10(b) of the Stock Unit Agreement comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws) and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws). The Participant further acknowledges that by accepting this Award, Participant is adopting a 10b5-1 Plan (as defined in Section 10(b) of the Stock Unit Agreement) to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Obligation as more specifically set forth in Section 10(b) of the Stock Unit Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Stock Unit Grant Notice, the Stock Unit Agreement (including the provisions of Section 10(b) thereof with respect to the Sell to Cover and the Appendix), the Plan and the LTIP. The Participant also acknowledges receipt of the Prospectus for the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Unit Grant Notice, the Stock Unit Agreement, the Plan and the LTIP set forth the entire understanding between Participant and the Company regarding the Award and supersede and prevail over all prior oral and written agreements on that subject, with the exception of any arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein.

Participant’s electronic acceptance shall signify Participant’s execution of this Agreement and understanding that this Award is granted and governed under the terms and conditions set forth herein.

SEATTLE GENETICS, INC.

/s/ Clay B. Siegall
Clay B. Siegall, Ph.D.
President & CEO

**PLEASE PRINT AND RETAIN THIS AGREEMENT FOR YOUR RECORDS**

SEATTLE GENETICS, INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT FOR NON-US PARTICIPANTS

Pursuant to the Stock Unit Grant Notice (“Grant Notice”) and this Stock Unit Agreement (this “Agreement”) and in consideration of your services, Seattle Genetics, Inc. (the “Company”) has awarded you a Stock Unit Award (the “Award”) under its Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and Long Term Incentive Plan for EV and TV (the “LTIP”). Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. This Agreement shall be deemed to be agreed to by the Company and you upon the signing by you of the Stock Unit Grant Notice to which it is attached. Capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan or the Grant Notice, as applicable. Except as otherwise explicitly provided herein, in the event of any conflict between the terms in this Agreement, the Plan and the LTIP, the terms of the Plan shall control. The details of your Award, in addition to those set forth in the Grant Notice, the Plan and the LTIP, are as follows.

1. GRANT OF THE AWARD. This Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of stock units indicated in the Grant Notice (the “Stock Units”). As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Stock Units subject to the Award. This Award was granted in consideration of your services to the Company or an Affiliate and as an incentive to remain in service with the Company or an Affiliate. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the Stock Units or the delivery of the Common Stock to be issued in respect of the Award.

2. VESTING. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the terms set forth in Section 4(e)(ii) of the LTIP. If you incur a Termination of Employment prior to the applicable Vesting Date (as defined in the LTIP) or you are on a performance improvement plan on the applicable Vesting Date (as defined in the LTIP), then (i) any Stock Units credited to the Account that were not vested on the date of such termination or the applicable Vesting Date (as defined in the LTIP), respectively, will be forfeited at no cost to the Company on the date of such termination or the applicable Vesting Date (as defined in the LTIP), respectively, and (ii) you will have no further right, title or interest in the Stock Units or the shares of Common Stock to be issued in respect of the Award. By accepting the grant of this Award, you acknowledge and agree that the terms set forth in this Section 2 and in Section 4(e)(ii) of the LTIP supersede any contrary terms regarding the vesting of this Award set forth in any notice or other communication that you receive from, or that is displayed by, E*TRADE or other third party designated by the Company.

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3. NUMBER OF SHARES.

(a) The number of Stock Units subject to your Award may be adjusted from time to time for changes in capitalization, as provided in Section 13 of the Plan.

(b) Any additional Stock Units that become subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Administrator, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Units covered by your Award.

(c) Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. The Administrator shall, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.

4. SECURITIES LAW COMPLIANCE. You may not be issued any shares in respect of your Award unless either (i) the shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) (or other applicable securities laws in the case of Participants not subject to U.S. securities laws); or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws). Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information deemed necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

5. TRANSFER RESTRICTIONS. Your Award is not transferable, except by will or by the laws of descent and distribution or except as expressly provided by the Committee (as defined in the LTIP). In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Agreement, except as expressly provided by the Committee (as defined in the LTIP). After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any issuance of Common Stock to which you were entitled at the time of your death pursuant to this Agreement.

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6. DATE OF ISSUANCE.

(a) If the Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested Stock Units subject to your Award, including any additional Stock Units received pursuant to Section 3 above that relate to those vested Stock Units on the applicable vesting date (the “Original Issuance Date”). However, if the Original Issuance Date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. Notwithstanding the foregoing, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy or policies on trading in Company securities or (2) on a date when you are otherwise permitted to sell shares of Common Stock on the open market; and (ii) the Company elects, prior to the Original Issuance Date, (x) not to satisfy the Withholding Obligation (as defined in Section 10(a) hereof) by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award pursuant to Section 10 hereof, and (y) not to permit you to then effect a Sell to Cover under the 10b5-1 Plan (as defined in Section 10(b) of this Agreement), then such shares shall not be delivered on such Original Issuance Date and shall instead be delivered on the first business day of the next occurring open window period applicable to you or the next business day when you are not prohibited from selling shares of the Company’s Common Stock on the open market, as applicable (and regardless of whether there has been a Termination of Employment before such time), but in no event later than the 15th day of the third calendar month of the calendar year following the calendar year in which the Stock Units vest. Delivery of the shares pursuant to the provisions of this Section 6(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b) The provisions of this Section 6(b) are intended to apply if the Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of the Award upon your separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”). If the Award is subject to and not exempt from application of Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 6(b) shall supersede anything to the contrary in Section 6(a).

(i) If the Award vests in the ordinary course before your Termination of Employment in accordance with the vesting schedule set forth in the Grant Notice, without accelerating vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares to be issued in respect of your Award be issued any later than the later of: (A) December 31st of the calendar year that includes the applicable vesting date and (B) the 60th day that follows the applicable vesting date.

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(ii) If vesting of the Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Award and, therefore, are part of the terms of the Award as of the date of grant, then the shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. However, if at the time the shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six-month period.

(iii) If either (A) vesting of the Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Award and, therefore, are not a part of the terms of the Award on the date of grant, or (B) vesting accelerates pursuant to Section 4(b) or Section 13 of the Plan, then such acceleration of vesting of the Award shall not accelerate the issuance date of the shares (or any substitute property), but the shares (or substitute property) shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course before your Termination of Employment, notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Notwithstanding anything to the contrary set forth herein, the Company explicitly reserves the right to earlier issue the shares in respect of any Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(d) The provisions in this Agreement for delivery of the shares in respect of the Award are intended either to comply with the requirements of Section 409A or to provide a basis for exemption from such requirements so that the delivery of the shares will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

7. DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a change in capitalization as provided in Section 13 of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8. RESTRICTIVE LEGENDS. The shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.

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9. AWARD NOT A SERVICE CONTRACT.

(a) Your service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 2 herein or the issuance of the shares in respect of your Award), the Plan, the LTIP or any covenant of good faith and fair dealing that may be found implicit in this Agreement, the Plan or the LTIP shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement, the Plan or the LTIP unless such right or benefit has specifically accrued under the terms of this Agreement, the Plan or the LTIP; or (iv) deprive the Company of the right to terminate your employment at any time and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 2 is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in your Termination of Employment, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the LTIP and the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your service at any time, with or without cause and with or without notice.

10. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Obligation”).

(b) By accepting this Award, you hereby (i) acknowledge and agree that you have elected a Sell to Cover (as defined in the Grant Notice) to permit you to satisfy the Withholding Obligation and that the Withholding Obligation shall be satisfied pursuant to this Section 10(b) to the fullest extent not otherwise satisfied pursuant to the provisions of Section 10(c) hereof and (ii) further acknowledge and agree to the following provisions:

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(i) You hereby irrevocably appoint E*Trade, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:

(1) Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the date on which the shares of Common Stock are delivered to you pursuant to Section 6 hereof in connection with the vesting of the Stock Units, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the vesting of those Stock Units and the related issuance of shares of Common Stock to you that is not otherwise satisfied pursuant to Section 10(c) hereof and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(2) Remit directly to the Company and/or any Affiliate the proceeds necessary to satisfy the Withholding Obligation;

(3) Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the shares of Common Stock referred to in clause (1) above; and

(4) Remit any remaining funds to you.

(ii) You acknowledge that your election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 10(b) to sell Common Stock to satisfy the Withholding Obligation is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws) and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws) (your election to Sell to Cover and the provisions of this Section 10(b), collectively, the “10b5-1 Plan”). You acknowledge that by accepting this Award, you are adopting the 10b5-1 Plan to permit you to satisfy the Withholding Obligation. You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to Section 10(b)(i) to satisfy your obligations hereunder.

(iii) You acknowledge that the Agent is under no obligation to arrange for the sale of Common Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with this 10b5-1 Plan, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, you acknowledge that it may not be possible to sell shares of Common Stock as provided for in this 10b5-1 Plan due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, (iii) a sale effected pursuant to this 10b5-1 Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act (or other applicable securities laws in the case of Participants not subject to U.S. securities laws), (iv) the Company’s

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determination that sales may not be effected under this 10b5-1 Plan or (v) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, you will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in Section 10(b)(i)(1) above.

(iv) You acknowledge that regardless of any other term or condition of this 10b5-1 Plan, the Agent will not be liable to you for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v) You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of this Section 10(b) and the terms of this 10b5-1 Plan.

(vi) Your election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. Upon acceptance of the Award, you have elected to Sell to Cover and to enter into this 10b5-1 Plan, and you acknowledge that you may not change this election at any time in the future. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the vesting of your Stock Units and the related issuance of shares of Common Stock has been satisfied.

(c) Alternatively, or in addition to or in combination with the Sell to Cover provided for under Section 10(b), you authorize the Company, at its discretion, to satisfy the Withholding Obligation by the following means (or by a combination of the following means):

(i) Requiring you to pay to the Company any portion of the Withholding Obligation in cash;

(ii) Withholding from any compensation otherwise payable to you by the Company; and/or

(iii) Withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 6) equal to the amount of the Withholding Obligation; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s or Affiliate’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such other amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes).

(d) Unless the Withholding Obligation of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

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(e) In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy on trading in Company securities permitting employees to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

13. NOTICES. Any notices provided for in your Award, the Plan or the LTIP shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, the LTIP and this Award by electronic means or to request your consent to participate in the Plan or the LTIP by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and the LTIP through an on-line or electronic system established and maintained by the Company, the Agent or another third party designated by the Company and agree notice shall be provided upon posting to your electronic account held by the Company, the Agent or another third party designated by the Company.

14. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d) You acknowledge and agree that the Company shall not be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement.

(e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Company under the Plan, the LTIP and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan and the LTIP, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan or the LTIP. Except as expressly provided herein, in the event of any conflict between the provisions of your Award, the Plan and the LTIP, the provisions of the Plan shall control.

16. SEVERABILITY. If all or any part of this Agreement, the Plan or the LTIP is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement, the Plan or the LTIP not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18. DATA TRANSFER. You explicitly and unambiguously consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal Data as described in this document by and among, as applicable, your employer (the “Employer”), and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or

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other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). The Company, its Affiliates and its Subsidiaries implement appropriate technical and organizational security measures to protect any Data under our control against unauthorized or unlawful access, use or disclosure, and against accidental loss, destruction, damage, alteration or disclosure. You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. Any third parties that access, store or process the Data on behalf of the Company, its Affiliates or its Subsidiaries will be contractually obligated to ensure the Data receives a comparable level of technical and organization protection. While the Data resides outside of the territory where you reside, it may be accessible to the local courts, law enforcement and national security authorities in a foreign jurisdiction. You may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon the vesting of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan, and will be securely destroyed once it is no longer necessary for this purpose or otherwise required to be retained under applicable law, regulation or policy. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator at the Company.

19. INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

20. APPENDIX. Notwithstanding any provisions in this Agreement, your Award shall be subject to the special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

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21. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Administrator by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Administrator reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

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SEATTLE GENETICS, INC.

APPENDIX TO STOCK UNIT AGREEMENT FOR NON-US PARTICIPANTS

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern this Award if you reside and/or work in one of the countries listed below.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Award vests or you sell shares of Common Stock acquired under the Plan.

General

If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of this Award, the special terms and conditions/notifications contained herein may not be applicable in the same manner.

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CANADA

Terms and Conditions

The following provisions apply only if you reside in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Notifications

Securities Law Information. You understand that you are permitted to sell shares of Common Stock acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

SWITZERLAND

Notifications

Securities Law Information. You acknowledge that the Plan is not intended to be publicly offered in or from Switzerland. Neither the Agreement nor any other materials relating to the Award constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to the Award may be publicly distributed nor otherwise made publicly available in Switzerland.

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